UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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Brown & Brown, Inc.
 (Name of Registrant as Specified In Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2004

Dear Shareholder:

          You are invited to attend the Annual Meeting of Shareholders of Brown & Brown, Inc. (the “Company”), which will be held in the Atlantic Room of the Hilton Daytona Beach Oceanfront Resort, 2637 S. Atlantic Avenue, Daytona Beach, Florida, on Thursday, April 22, 2004, at 9:00 a.m.

          The notice of meeting and proxy statement on the following pages cover the formal business of the Meeting.  Whether or not you expect to attend the Meeting, please sign and return your proxy card promptly in the enclosed envelope to assure that your stock will be represented at the Meeting. If you decide to attend the Annual Meeting and vote in person, you will, of course, have that opportunity.

          Your continuing interest in the business of the Company is gratefully acknowledged.  We hope many shareholders will attend the Meeting.

Sincerely,

J. Hyatt Brown
Chairman of the Board and
Chief Executive Officer

BROWN & BROWN, INC.

220 South Ridgewood Avenue	401 E. Jackson Street, Suite 1700
Daytona Beach, Florida 32114	Tampa, Florida 33602

_________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 22, 2004

          The Annual Meeting of Shareholders of Brown & Brown, Inc. will be held in the Atlantic Room of the Hilton Daytona Beach Oceanfront Resort, 2637 S. Atlantic Avenue, Daytona Beach, Florida, on Thursday, April 22, 2004, at 9:00 a.m., for the following purposes:

     1.     To elect nine (9) nominees to the Company's Board of Directors;

     2.     To transact such other business as may properly come before the Meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on March 1, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

          For your convenience, we are also offering an audio webcast of the Meeting.  If you choose to listen to the webcast, go to “Investor Relations” at www.bbinsurance.com shortly before the meeting time and follow the instructions provided.  If you miss the meeting, you may listen to a replay of the webcast on our site beginning the afternoon of April 22.

          Shareholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, whether or not they intend to be present at the meeting.

By Order of the Board of Directors

Laurel L. Grammig
Secretary

Tampa, Florida
March 15, 2004

BROWN & BROWN, INC.

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

          This Proxy Statement is first being sent to shareholders on or about March 15, 2004 in connection with the solicitation of proxies by the Board of Directors of Brown & Brown, Inc., to be voted at the Annual Meeting of Shareholders to be held in the Atlantic Room of the Hilton Daytona Beach Oceanfront Resort, 2637 S. Atlantic Avenue, Daytona Beach, Florida at 9:00 a.m. on Thursday, April 22, 2004, and at any adjournment thereof (the “Meeting”).  The close of business on March 1, 2004 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.  At the close of business on the record date, we had outstanding 68,729,525 shares of $.10 par value common stock, entitled to one vote per share.

          Shares represented by duly executed proxies in the accompanying form that we receive prior to the Meeting will be voted at the Meeting.  If you specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified.  If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, the shares represented by such proxy will be voted according to the recommendation of the Board of Directors on that proposal.  The Board of Directors recommends a vote FOR the election of the directors.  The Board of Directors knows of no other matters that may be brought before the Meeting.  However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

          If you hold your shares in a stock brokerage account, or by a bank or other nominee, you have the right to provide instructions on voting as requested by your bank or broker.  Under the rules of the New York Stock Exchange, your broker is permitted to vote your shares on the proposals concerning the election of directors even if your broker has not been given specific voting instructions as to these matters.

          After you have returned a proxy, you may revoke it at any time before it is voted by taking one of the following actions: (i) giving written notice of the revocation to our Secretary; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.  Votes cast by proxy or in person at the Meeting will be tabulated by our transfer agent, Wachovia Bank, N.A., and by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business.

          If you abstain from voting on any proposal, you will be included in the number of shareholders present at the Meeting for the purpose of determining the presence of a quorum.  Abstentions will not be counted either in favor of or against the election of the nominees for director.

          Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services.  Also, The Altman Group, Inc. may solicit proxies on our behalf at an approximate cost of $4,000, plus reasonable expenses.  Such solicitations may be made personally, or by mail, facsimile, telephone, messenger, or via the Internet.  We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals.  We will pay all of the costs of solicitation of proxies.

          Our executive offices are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 (telephone number (386) 252-9601) and 401 East Jackson Street, Suite 1700, Tampa, Florida 33602 (telephone number (813) 222-4100).

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

          The following table sets forth, as of March 1, 2004, information as to our common stock beneficially owned by (1) each of our directors, (2) each executive officer named in the Summary Compensation Table, (3) all of our directors and executive officers as a group, and (4) any person whom we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)(3)	PERCENT OF TOTAL

J. Hyatt Brown(4) 220 South Ridgewood Avenue Daytona Beach, Florida 32114	10,886,809	15.8%
Samuel P. Bell, III	8,500	*
Hugh M. Brown	0	*
Bradley Currey, Jr.	145,600	*
Jim W. Henderson(5)	786,830	1.1%
Theodore J. Hoepner	7,500	*
David H. Hughes	11,500	*
John R. Riedman	22,823	*
Jan E. Smith(6)	14,900	*
Kenneth D. Kirk(7)	699,796	1.0%
Thomas E. Riley(8)	282,541	*
C. Roy Bridges	170,283	*
All directors and executive officers as a group (20 persons)	14,469,326	21.1%
Ruane, Cunniff & Co., Inc.(9) 767 Fifth Ave., Ste. 4701 New York, NY 10153	6,504,755	9.5%
Select Equity Group, Inc.(10) 380 Lafayette St., 6th Floor New York, NY 10007	4,210,819	6.1%
T. Rowe Price Associates, Inc.(11) 100 E. Pratt Street Baltimore, MD 21202	3,693,300	5.4%

*	Less than 1%.

(1)

Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated. All share amounts, percentages and share values have been adjusted to reflect any applicable stock splits we have effected.

(2)

The number and percentage of shares owned by the following persons include the indicated number of shares owned through our 401(k) plan as of December 31, 2003: Mr. Henderson - 245,226; Mr. Kirk - 114; Mr. Riley - 31,986; Mr. Bridges - 0; all directors and officers as a group – 362,717. The number and percentage of shares owned by the following persons also include the indicated number of shares which such persons have been granted under our stock performance plan as of December 31, 2003: Mr. Henderson - 128,155; Mr. Kirk - 125,560; Mr. Riley - 126,730; Mr. Bridges - 108,830; all directors and officers as a group - 932,215.  Certain of these stock performance plan shares have voting and dividend rights due to satisfaction of the first condition for vesting, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture. See “Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year.”

(3)

Also includes any options exercisable within 60 days of December 31, 2003 granted to directors and officers under our incentive stock option plan. On April 21, 2000, the indicated number of options were granted to the following persons under the incentive stock option plan: Mr. Henderson- 239,116; Mr. Kirk - 67,464; Mr. Riley - 126,744; Mr. Bridges - 195,664; all directors and officers as a group - 970,088. Of these granted amounts, the indicated number of options were exercisable by the following persons under the incentive stock option plan in 2003: Mr. Henderson - 208,096; Mr. Kirk - 36,444; Mr. Riley - 95,724; Mr. Bridges - 164,644; all directors and officers as a group – 750,006, and the underlying shares are therefore deemed to be beneficially owned. Varying amounts of additional options may become exercisable by the Named Executive Officers on April 21, 2004 under the terms of individual stock option agreements between us and the Named Executive Officers. On March 23, 2003, the indicated number of options were granted to the following persons under the Incentive Stock Option Plan:  Mr. Henderson - 100,000; Mr. Kirk - 56,700; Mr. Riley - 90,381; Mr. Bridges - 63,008; all directors and officers as a group - 479,202.  Of these granted amounts, none have become exercisable.

(4)

All shares are beneficially owned jointly with Mr. Brown's spouse, either directly or indirectly, and these shares have shared voting and investment power. Of these shares, 10,870,664 are held by Ormond Riverside Limited Partnership, of which Swakopmund, Inc., a corporation controlled by Mr. Brown and his spouse as equal shareholders, is the sole general partner.

(5)	Mr. Henderson's ownership includes 179,224 shares held in joint tenancy with Mr. Henderson's wife, which shares have shared voting and investment power.
(6)	Mr. Smith's ownership includes 6,400 shares owned by his spouse, as to which he disclaims beneficial ownership.
(7)	Mr. Kirk's ownership includes 535,371 shares held in a revocable family trust for which Mr. Kirk and his spouse serve as Trustees.
(8)	Mr. Riley's ownership includes 425 shares owned by his spouse, as to which he disclaims beneficial ownership.
(9)

These shares are held in investment accounts maintained with Ruane, Cunniff & Co., Inc. (“Ruane”) as of December 31, 2003, and Ruane disclaims any beneficial interest in such shares.  Ruane has advised that it has sole voting power as to 3,738,793 of these shares,  no voting power as to the balance of these shares, and sole investment power as to all of these shares.

(10)

According to a Schedule 13G jointly filed with the SEC on September 12, 2003, as amended on February 17, 2004, Select Equity Group, Inc., Select Offshore Advisors, LLC and George S. Loening  have sole investment and voting power with respect to these shares, and no shared voting or investment power.

(11)

Based upon information contained in a report filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the Securities and Exchange Commission, these securities are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

MANAGEMENT

Directors and Executive Officers

          Set forth below is certain information concerning our directors and executive officers. All directors and officers hold office for one-year terms or until their successors are elected and qualified.

NAME	POSITIONS	AGE	YEAR FIRST BECAME A DIRECTOR

J. Hyatt Brown	Chairman of the Board and Chief Executive Officer	66	1993
Jim W. Henderson	President, Chief Operating Officer and Director	57	1993
Samuel P. Bell, III	Director	64	1993
Hugh M. Brown	Director	68	2004
Bradley Currey, Jr.	Director	73	1995
Theodore J. Hoepner	Director	62	1994
David H. Hughes	Director	60	1997
John R. Riedman	Director	75	2001
Jan E. Smith	Director	64	1997
C. Roy Bridges	Regional Executive Vice President	54	---
J. Powell Brown	Regional Executive Vice President	36	---
Linda S. Downs	Regional Executive Vice President	53	---
Kenneth D. Kirk	Regional Executive Vice President	43	---
Charles H. Lydecker	Regional Executive Vice President	40	---
J. Scott Penny	Regional Executive Vice President	37	---
Thomas E. Riley	Regional Executive Vice President	48	---
Cory T. Walker	Vice President, Chief Financial Officer and Treasurer	46	---
Richard A. Freebourn	Vice President and Director of Internal Audit, Operations and Quality Control	56	---
Laurel L. Grammig	Vice President, Secretary and General Counsel	45	---
Thomas M. Donegan, Jr.	Vice President, Assistant Secretary and Assistant General Counsel	33	---

          J. Hyatt Brown. Mr. Brown has been our Chief Executive Officer since 1993 and the Chairman of the Board of Directors since 1994.  Mr. Brown was our President from 1993 to December 2002, and served as President and Chief Executive Officer of our predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the Board of Directors of SunTrust Banks, Inc., International Speedway Corporation, The FPL Group, Inc., BellSouth Corporation, and Rock-Tenn Company, each a publicly held company.  He also serves as Vice Chairman of the Council of Insurance Agents & Brokers and a member of the Board of Insurance Services Office, as well as on the Board of Trustees of Stetson University, of which he is a past Chairman, and the Florida Council of 100.  Mr. Brown is a past Vice Chairman of the Florida Residential Property and Casualty Joint Underwriting Association and a past Trustee of the Florida Chamber Foundation.

          Jim W. Henderson. Mr. Henderson has been our President and Chief Operating Officer since 2002 and serves as president or in another executive officer capacity for several of our subsidiaries.  He was elected Executive Vice President in 1995, and served as our Senior Vice President from 1993 to 1995. He served as Senior Vice President of our predecessor corporation from 1989 to 1993, and as Chief Financial Officer from 1985 to 1989.  Mr. Henderson is a member of the Board of Directors of Embry-Riddle Aeronautical University, the Business School of Stetson University, and the Florida Hurricane Catastrophe Fund.  He  previously served as Co-Chairman of the Insurance Accounting & Systems Association's Property & Casualty Committee, President of the Financial Executive Institute of Central Florida, and as a member of the Board of Directors of United Way of Volusia/Flagler Counties and the Ronald McDonald House.

          Samuel P. Bell, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1, 1998. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell (now Cobb & Cole).  Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988.  He is Chairman of the Advisory Board for the College of Public Health at the University of South Florida, President of the Florida Public Health Foundation and a member of the Florida Elections Commission.   He is also past Chairman of the Florida Legislature's Commission on Local Government II.

          Hugh M. Brown. Mr. Brown founded BAMSI, Inc., a full-service engineering and technical services company, in 1978, and served as its Chief Executive Officer until his retirement in 1996.  Mr. Brown currently serves as a member of the Board of Directors of SunTrust Bank of Orlando, Blue Cross and Blue Shield of Florida, the Florida Council of 100 and the Florida Council on Economic Education.  He is a past Chairman of the Federal Reserve Bank of Atlanta, and previously served on the Florida Commission on Education, and as Chairman of the Spaceport Florida Authority Board of Supervisors.  Mr. Brown was previously named Small Business Person of the Year, 1985, by the U.S. Small Business Administration, and Regional Minority Small Business Person of the Year for the Atlanta region, and in 1991, he received the U.S. Small Business Administration's Graduate of the Year Award.  He is an inductee of the Junior Achievement Business Hall of Fame for East Central Florida.

          Bradley Currey, Jr. Mr. Currey served as Chief Executive Officer of Rock-Tenn Company, a publicly held manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of Rock-Tenn Company from 1993 to January 31, 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of Rock-Tenn Company. Mr. Currey previously served as a member of the Board of Directors and Executive Committee of Rock-Tenn Company, and is currently director emeritus of Genuine Parts Company, a publicly traded company, and a member of the Board of Directors of Enzymatic Deinking Technologies, Inc.  Mr. Currey is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is a Trustee and member of the Executive Committee of the Woodruff Arts Center in Atlanta, Georgia and is a Trustee of the Ida Cason Callaway Foundation at Callaway Gardens in Pine Mountain, Georgia.  He is also a past Chairman of the Federal Reserve Bank of Atlanta.

          Theodore J. Hoepner. Mr. Hoepner has been Vice Chairman of SunTrust Banks, Inc., a publicly held company, since 2000. From 1995 to 2000, Mr. Hoepner served as Executive Vice President of SunTrust Banks, Inc. and Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A.  Mr. Hoepner is a past Chairman of the Board of Trustees of Rollins College, the Economic Development Commission of Mid-Florida, the Heart of Florida United Way, the Greater Miami Chamber of Commerce, the Beacon Council of Miami, Florida, and the Financial Executives Institute of Jacksonville, Florida.

          David H. Hughes. Mr. Hughes has been Chairman of the Board of Hughes Supply, Inc., a publicly held business-to-business distributor of construction and industrial supplies, since 1986, and served as Chief Executive Officer from 1974 until May of 2003. Mr. Hughes is a member of the Board of Directors of Darden Restaurants, Inc. and SunTrust Banks, Inc., both of which are publicly held companies, and also serves as a director of Hughes, Inc.  He is a past director of Florida Tax Watch and the Trinity Preparatory School.  He is also a member of the Florida Bar Association, the Florida Council of 100, and the Economic Development Commission of Mid-Florida.

          John R. Riedman. Mr. Riedman has served as Chairman of Riedman Corporation, based in Rochester, New York, since 1992. Mr. Riedman is a Trustee and Finance Committee member of ViaHealth, a Rochester-based healthcare services network, and a member of the Executive Committee of the Greater Rochester Chamber of Commerce, of which he is a past Chairman and Treasurer. He serves as President of 657 East Avenue Corp. (a subsidiary of Rochester Museum and Science Center) and is a past Chairman of the Board of the Rochester Museum and Science Center.  He also serves as President of the Monroe County Sheriff's Foundation, and as Chairman of the Greater Rochester Sports Authority. He serves on the Board of Directors of High Falls Brewing Company; Sage, Rutty & Company, Inc., a Rochester-based financial services firm; the New York State Thruway Authority; and the New York State Canal Corporation. Mr. Riedman served as a director and Chairman of the Audit Committee of Fleet Financial Group, a publicly held company, from 1988 to 1999; and as a board member of Genesee Hospital, serving as Chairman of its Finance and Building Committees.  He is a former Trustee of St. John Fisher College, and served as a member of the Public Affairs Committee of the United States Chamber of Commerce and as a Delegate to the White House Conference on Small Business, and is a former member of the Federal Personnel Interchange Commission, the National Flood Insurance Advisory Committee, and the Monroe County Airport Advisory Committee, of which he is a past Chairman.

          Jan E. Smith. Mr. Smith has served as President of Jan Smith & Company, a commercial real estate and business investment firm, since 1978. Mr. Smith is also the managing general partner of River Bend Road, Ltd., and a Director and President of Travel Associates, Inc. and of Jan Smith & Company.  Mr. Smith serves on the Board of Directors of SunTrust Bank/Gulf Coast and the Board of Governors of the Florida Chamber of Commerce, and is also the Chairman of the Campus Board of University of South Florida's Regional Sarasota/Manatee Campus, and a member of the University of South Florida Foundation Board of Trustees.   Mr. Smith is a past member of the Board of Directors of GTE of Florida, Inc., a publicly held company, the Advisory Council of the Federal Reserve Bank of Atlanta, the Board of Directors of the United States Chamber of Commerce, the National Chamber Litigation Center Board, the National Advisory Council of the U.S. Small Business Administration, the Board of Directors of the Florida Chamber of Commerce Management, Inc., the Florida Education Governance Reorganization Transition Task Force, the Public Service Commission of Florida Nominating Council, the Florida Council on Economic Education, and the Manatee County (FL) Independent

Insurance Agents Association, and he previously served as a Delegate to the White House Conference on Small Business and to the Small Business National Issues Conference.  He is a past Chairman of the Board of Trustees of Manatee Community College in Florida, and of the Manatee County (FL) Chamber of Commerce, and is an inductee of the Tampa Bay Business Hall of Fame.

          C. Roy Bridges. Mr. Bridges has been one of our Regional Executive Vice Presidents since 2002 and serves as president or in another executive officer capacity for several of our subsidiaries. Since 1998, Mr. Bridges has overseen certain of our retail profit center operations in northern and western Florida, as well as retail and brokerage profit centers of certain of our subsidiaries in Arkansas, Louisiana and Oklahoma. Prior to undertaking his current duties, Mr. Bridges served as profit center manager of our Tampa, Florida retail office from 1998 to 2001, and as profit center manager of our Fort Myers, Florida retail office from 1993 to 1998. He was previously the profit center manager of our Brooksville, Florida retail office.  He served as 2002 Chairman of the CNA Florida Pacer program, and is a past board member of the Hernando County Committee of 100, the Salvation Army, and the Lee County Committee of 100, and a past member of Leadership Southwest Florida.

          J. Powell Brown. Mr. Brown has been one of our Regional Executive Vice Presidents since 2002 and serves as president or in another executive officer capacity for certain of our subsidiaries. Mr. Brown oversees certain of our central Florida profit center operations as well as brokerage operations of certain of our subsidiaries located in Florida, Georgia, North Carolina,  Oklahoma and Tennessee. From 1998 to 2003, Mr. Brown served as profit center manager of our Orlando, Florida retail office. Prior to that, Mr. Brown served as an account executive and then as Marketing Manager in our Daytona Beach, Florida retail office from 1995 to 1998.  Mr. Brown serves as Vice Chairman of Finance for the Board of Governors of the Orlando Regional Chamber of Commerce, and also serves on the Board of Directors of Junior Achievement of Central Florida, the Bolles School Board of Visitors, and the Administrative Board of the SunTrust Center of SunTrust Bank/Central Florida.  Mr. Brown is the son of our Chairman and Chief Executive Officer, J. Hyatt Brown.

          Linda S. Downs. Ms. Downs has been one of our Regional Executive Vice Presidents since 2002 and serves as president or in another executive officer capacity for several of our subsidiaries. She is responsible for overseeing retail profit center operations of certain of our subsidiaries in Georgia, South Carolina, Tennessee, and Virginia.  Ms. Downs also oversees our National Professional Programs and National Commercial Programs based in Tampa, Florida, and Parcel Insurance Plan®, based in St. Louis Missouri.  Prior to undertaking her current duties, she founded and served as profit center manager of our Orlando, Florida retail office from 1980 to 1998.  Ms. Downs is actively involved with Habitat for Humanity, and is a past member of the Florida Symphony Board and the Downtown (Orlando) Women's Executive Council.

          Kenneth D. Kirk. Mr. Kirk has been one of our Regional Executive Vice Presidents since 2002 and serves as president or in another executive officer capacity for several of our subsidiaries. Since 1995, Mr. Kirk has overseen retail and brokerage profit center operations of certain of our subsidiaries in Arizona, California, Colorado, New Mexico, Nevada, Washington and Wyoming, as well as in El Paso, Texas. Prior to undertaking his current duties, Mr. Kirk served as profit center manager of the Phoenix, Arizona retail office of Brown & Brown Insurance of Arizona, Inc., one of our subsidiaries, from 1995 to 2000.

          Charles H. Lydecker. Mr. Lydecker has been one of our Regional Executive Vice Presidents since 2002. Mr. Lydecker oversees certain of our retail profit center operations in northern Florida, and retail profit center operations of certain of our subsidiaries in Texas. Since January 2000, Mr. Lydecker has served as profit center manager in Daytona Beach, Florida, our largest retail operation. Prior to that, Mr. Lydecker served as an account executive from 1990 to 1995 and then as Sales Manager in our Daytona Beach retail office from 1995 to 2000.  Mr. Lydecker is a Director of Southern Community Bank Corp., Memorial Health Systems, and Jefferson National Title Insurance Company, and served as the 2002 Board Chairman of the United Way of Volusia/Flagler (FL) Counties.  He is a Director and past Chairman of Futures Public Education Foundation, the Daytona Beach/Halifax Chamber of Commerce, and the Boy Scouts of America, Halifax District.  Mr. Lydecker is also a past Chairman of the Florida Housing Finance Corporation and a past President of the Volusia/Flagler Chapter of the Florida Association of Independent Agents.

          J. Scott Penny.  Mr. Penny has been one of our Regional Executive Vice Presidents since 2002 and serves as president or in another executive officer capacity for several of our subsidiaries. Mr. Penny oversees retail profit center operations of certain of our subsidiaries in Illinois, Indiana, Kentucky, Ohio, Michigan, Minnesota, North Dakota and Wisconsin.  From 1999 until January 2003, Mr. Penny served as profit center manager of the Indianapolis, Indiana retail office of Brown & Brown of Indiana, Inc., one of our subsidiaries.  Prior to that, Mr. Penny served as profit center manager of our Jacksonville, Florida retail office from 1997 to 1999.

          Thomas E. Riley. Mr. Riley has been one of our Regional Executive Vice Presidents since 2002 and serves as president or in another executive officer capacity for several of our subsidiaries. Since 1999, Mr. Riley has overseen certain of our profit centers in southeastern Florida, as well as offices of certain of our subsidiaries in Connecticut, New Jersey, New York, Pennsylvania and Virginia. Prior to undertaking his current duties, Mr. Riley served as profit center manager of our Fort Lauderdale, Florida retail office from 1992 to 2001, and as Chief Financial Officer of our predecessor corporation from 1990-91.  He serves as a member of the Hartford Insurance Advisory Council, the St. Paul Insurance Advisory Council, the American Institute of Certified Public Accountants, and the Florida Institute of Certified Public Accountants.

          Cory T. Walker. Mr. Walker has been our Vice President, Treasurer and Chief Financial Officer since 2000 and serves as an executive officer for several of our subsidiaries. Mr. Walker previously served as our Vice President and Chief Financial Officer from 1992 to 1994. Between 1995 and 2000, Mr. Walker served as profit center manager of the Oakland, California office of  Brown & Brown of California, Inc., one of our subsidiaries. Before joining us, Mr. Walker was a Certified Public Accountant and Senior Audit Manager for Ernst & Young LLP.

          Richard A. Freebourn. Mr. Freebourn has been our Director of Internal Audit, Operations and Quality Control since 2002, and was elected Vice President in January of 2004.  From 2000 until 2002, he served as our Director of Internal Audit, and from 1998 until 2000, he served as Vice President and Operations Manager of Brown & Brown of Indiana, Inc., one of our subsidiaries.  Mr. Freebourn has been employed by us since 1984.

          Laurel L. Grammig. Ms. Grammig has been our Vice President, Secretary and General Counsel since 1994 and serves as an executive officer for several of our subsidiaries. Before joining us, Ms. Grammig was a partner of the law firm of Holland & Knight LLP in Tampa, Florida.

          Thomas M. Donegan, Jr.  Mr. Donegan has been our Vice President, Assistant Secretary and Assistant General Counsel since 2000 and serves as an executive officer for several of our subsidiaries. Before joining us, Mr. Donegan was an associate with the law firm of Smith, Gambrell & Russell, LLP in Atlanta, Georgia.

Board and Board Committee Matters

          During 2003, our Board of Directors held four regular meetings and one special telephonic meeting.  Each incumbent director serving during 2003 attended at least 75% of the total number of Board meetings, and at least 75% of the total number of meetings of committees of which he is a member, held during the period that he was a member of the Board.  The Board expects, but does not require, all directors and director nominees to attend the Annual Shareholders' Meeting.  All members of the Board attended the 2003 Annual Shareholders' Meeting.

          The New York Stock Exchange (“NYSE”) has adopted new listing standards relating to director independence.  In addition to requiring that directors satisfy certain “bright line” standards in order to be deemed “independent,” as that term is defined in the listing standards for the NYSE, the NYSE listing standards permit the Board to adopt categorical standards to assist it in affirmatively determining that the Company's directors have no material relationship with the Company that would impair such directors' independence.  To date, the Board has not adopted such categorical standards. Rather, the Board has considered and applied the following in reaching each of its independence determinations: (1) the NYSE “bright line” standards; (2) standards set forth in the Company's Corporate Governance Principles; and (3) the relationships of each of the directors, and such directors' immediate family members, as disclosed in this proxy statement, to us.  The Board has applied the foregoing standards and considerations to each member of the Board and to such Board members' immediate family members, and has affirmatively determined that the following six of the nine directors have no material relationship with us other than service as a director, and are therefore independent:  Samuel P. Bell, III, Hugh M. Brown, Bradley Currey, Jr., Theodore J. Hoepner, David H. Hughes and Jan E. Smith.

          Our Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and standing Nominating/Corporate Governance and Compensation Committees.  The charters of each of these Board committees are available on our website, located at www.bbinsurance.com. The current members of the Audit Committee are Jan E. Smith (Chairman), Bradley Currey, Jr. and David H. Hughes, each of whom is independent, as independence for audit committee members is defined in the listing standards for the NYSE.  The duties of the Audit Committee, which held four regular meetings during 2003, are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with our independent certified public accountants to review the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including our system of internal controls and financial management practices.  The Audit Committee has at least one audit committee financial expert, Bradley Currey, Jr., serving as a member of the Audit Committee, and Mr. Currey is independent, as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

          The Compensation Committee currently consists of Samuel P. Bell, III (Chairman), Bradley Currey, Jr., David H. Hughes and Jan E. Smith.  The Compensation Committee recommends to the Board base salary levels and bonuses for the Chief Executive Officer and approves the guidelines used to determine salary levels and bonuses for our other executive officers. See “Executive Compensation - Board Compensation Committee Report on Executive Compensation.”  The Compensation Committee also reviews and makes recommendations with respect to our existing and proposed compensation plans, and is responsible for administering our 1990 Employee Stock Purchase Plan, the Stock Performance Plan, and the 2000 Incentive Stock Option Plan for Employees.  The Compensation Committee held four regular meetings in 2003.

          The Nominating/Corporate Governance Committee currently consists of Bradley Currey, Jr. (Chairman), Samuel P. Bell, III and Jan E. Smith, each of whom is independent, as independence for nominating committee members is defined in the listing standards for the NYSE.   This Committee's duties include duties associated with corporate governance, as well as the nomination of persons to stand for election to the Board at our Annual Shareholders' Meeting and recommendation of nominees to the Board of Directors to fill vacancies on, or as additions to, the Board.  The Nominating/Corporate Governance Committee held four regular meetings in 2003.

          The Nominating/Corporate Governance Committee will consider nominations of persons for election as directors that are submitted in writing by shareholders in accordance with our procedures for shareholder proposals.  See “Proposals of Shareholders.”  Such proposals must contain all information with respect to such proposed candidate as required by the federal proxy rules, should address the manner in which the proposed candidate meets the criteria described below, and must be accompanied by the consent of such proposed candidate to serve as a director, if elected.  The Nominating/Corporate Governance Committee has not established “minimum qualifications” for director nominees, because it is the view of the Committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board.  The Nominating/Corporate Governance Committee will consider proposed candidates identified by non-management directors, the Chief Executive Officer and other executive officers, and shareholders, and will evaluate such candidates based on a number of factors, including: (a) the need or desirability of maintaining or expanding the size of the Board; (b) independence; (c) credentials, including, without limitation, business experience, experience within the insurance industry, educational background, financial sophistication, professional training, designations and certifications; (d) interest in, and willingness to serve on the Board; (e) ability to contribute by way of participation as a member of Board committees; (f) financial expertise and sophistication; (g) basic understanding of the Company's principal operational and financial objectives, plans and strategies, results of operations and financial condition, and relative standing in relation to the Company's competitors; and (h) willingness to commit requisite time and attention to Board service, including preparation for and attendance at regular quarterly meetings, special meetings, Committee meetings and periodic Board “retreats.”

          The Nominating/Corporate Governance Committee and the Board consider a variety of sources when identifying individuals as potential Board members, including other enterprises with which Board members are or have previously been involved and through which they have become acquainted with qualified candidates.  The Company does not pay any third party a fee to assist in the identification or evaluation of candidates, and the Company has not rejected director candidates put forward by a shareholder or group of shareholders who beneficially owned more than five percent of the Company's stock for at least one year prior to the time of the recommendation.

          The Nominating/Corporate Governance Committee has nominated those persons named in “Proposal - Election of Directors” below to stand for election to the Board of Directors at the 2004 Annual Shareholders' Meeting. One of these nominees, Hugh M. Brown, was appointed to the Board effective March 15, 2004.  Mr. Hugh Brown was recommended for consideration for nomination by the Chief Executive Officer and two non-management Board members.

Shareholder Communication with Directors

          Shareholders may communicate with our Board of Directors, or with specified members or committees of our Board, by sending correspondence to our Corporate Secretary at 401 E. Jackson Street, Ste. 1700, Tampa, Florida 33602, and specifying in such correspondence that the message is for our Board or for one or more of its members or committees.  Communications will be relayed to directors no later than the next regularly scheduled quarterly meeting of the Board and Board committees.

Compensation of Directors

          During 2003, Directors who are not employees of ours were paid $6,000 for each Board meeting attended in person, $2,000 for attendance at the annual Board “retreat,” $1,500 for each Board meeting attended by telephone, and $1,500 for each committee meeting attended if such meeting occurs other than in conjunction with regularly scheduled quarterly Board meetings.  In addition, each of these Directors receives 500 shares of our common stock each year as additional compensation for such Director's services.

          All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors.  No director who is an employee of ours receives separate compensation for services rendered as a director.

Certain Relationships and Related Transactions

          Effective as of January 1, 2001, we acquired all of the insurance agency business-related assets of Riedman Corporation (“Riedman”), based in Rochester, New York.  Since January 2001, John R. Riedman, Chairman of Riedman Corporation, has served as one of our directors.

          We received a credit toward the asset purchase price for amounts payable by us for covenants not to compete with terms of five years entered into with Mr. John Riedman and each of his four children.  Mr. John Riedman and his son, Mr. James Riedman, were each paid a fourth and final payment of $250,000 plus accrued interest of $5,638.70 in 2003 for their respective covenants not to compete.

          Pursuant to the acquisition agreement with Riedman, we notified Riedman in January 2002 of certain claims we believe we have for indemnification under the acquisition agreement, and of our intent to partially offset those claims against the last payment due by us to Riedman in February 2002.  As of the date of this proxy statement, Riedman has declined to consent to the

release of approximately $1 million of escrowed funds to which we believe we are entitled pending resolution of these issues   We currently believe our indemnification claims exceed the sum of (a) the amount of the last payment otherwise due to Riedman and (b) the escrowed funds by approximately $600,000.  We continue to exchange information with Riedman in an effort to reach agreement concerning the scope and payment of our asserted claims.

          Riedman is the landlord under a lease agreement with us, as tenant, with respect to office space in Rochester, New York that was entered into in connection with the transactions referenced in the preceding paragraphs. The lease provides for our payment of annual rent of $300,000 for a term of five years from January 2001. Additionally, at the time of the acquisition, we assumed and took assignment of a covenant not to compete owed to Riedman from John R. Riedman's brother, Frank Riedman. We received a discounted credit toward the asset purchase price for amounts payable to Frank Riedman pursuant to this assumed obligation. Payments to Frank Riedman were made by us in ten equal quarterly installments of $82,500, commencing January 2001 and ending March 2003.

          J. Powell Brown, who is the son of J. Hyatt Brown, is employed by us as a Regional Executive Vice President and received compensation of $616,656 for services rendered to us in 2003. P. Barrett Brown, who is also the son of J. Hyatt Brown, is employed by Brown & Brown of California, Inc., one of our subsidiaries, as the profit center manager for the Orange, California retail office and received compensation of $189,203 for services rendered to that subsidiary in 2003.

          Brian Henderson, who is the son of Jim Henderson, is employed by Peachtree Special Risk Brokers, Limited Company, one of our subsidiaries, as Property Broker in Atlanta, Georgia and received compensation of $81,827 for services rendered to that subsidiary in 2003.

          Joanne B. Penny, who is the mother of J. Scott Penny, is employed by us as a producer in our Daytona Beach, Florida retail office and received compensation of $189,804 for services rendered in 2003.

          For other transactions involving management and us, see “Executive Compensation - Compensation Committee Interlocks and Insider Participation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our outstanding shares of common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

          To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from certain reporting persons that no other reports were required to be filed by those persons, we believe that during 2003, our officers, directors and 10% beneficial owners timely complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

          The following table sets forth the compensation received by our Chief Executive Officer, and the four other highest paid executive officers in 2004 (the “Named Executive Officers”) for services rendered to us in such capacity for each of the three years, as applicable, in the period ended December 31, 2003:

Summary Compensation Table
		ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	OTHER ANNUAL COMPENSATION ($)(1)	SECURITIES UNDERLYING OPTIONS (#)(3)	ALL OTHER COMPENSATION ($)(2)

J. Hyatt Brown	2003	$554,485	$1,003,279	--	--	$8,000
Chairman of the Board &	2002	535,963	850,000	--	--	8,000
Chief Executive Officer	2001	529,167	502,205	--	--	6,800

Jim W. Henderson	2003	$371,995	$890,474	$23,060	100,000	$8,000
President & Chief	2002	358,942	754,416	22,870	--	8,000
Operating Officer	2001	346,466	526,799	16,118	--	6,800

Kenneth D. Kirk	2003	$297,801	$840,000	$22,844	56,700	$8,000
Regional Executive Vice	2002	281,770	608,745	22,654	--	8,000
President	2001	271,687	404,942	15,945	--	6,800

Thomas E. Riley	2003	$264,173	$787,000	$1,765,417	90,381	$8,000
Regional Executive Vice	2002	255,239	715,000	22,870	--	8,000
President	2001	246,270	510,000	16,118	--	6,800

C. Roy Bridges	2003	$286,430	$612,765	$3,616,388	63,008	$8,000
Regional Executive Vice
President

(1)

These dollar amounts reflect cash dividends paid to officer-grantees on granted performance stock shares that have met the first condition for vesting pursuant to our stock performance plan and, in the case of Messrs. Riley and Bridges, also include the exercise of non-qualified incentive stock options in 2003 vested pursuant to our incentive stock option plan. For a description of the terms of performance stock grants, the number of shares granted and the value of such shares, see “Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year,” below. For a description of the number of options granted, the number of options exercised, and the value of  such options, see “Executive Compensation – Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values,” below.

(2)	Amounts shown represent our 401(k) plan profit sharing and matching contributions.
(3)	Amounts shown represent the number of shares underlying options granted in 2003. For a description of these grants, see “Executive Compensation – Option Grants in 2003,” below.

Option Grants in 2003

          Grants of stock options under our 2000 Incentive Stock Option Plan for Employees are intended to provide an incentive for key employees to achieve our short- to medium-range performance goals. This is done generally by tying the vesting of granted options to the grantee's region or profit center achieving compound annual growth in pre-tax earnings in excess of 15% over the three-year period following the end of a specified “base year.” The granted options will vest as these performance standards are achieved or on the day prior to the ten-year anniversary date of the grant, whichever is earlier. Vested stock options may be exercised only pursuant to a schedule set forth in each grantee's agreement with us. The grantee may not sell or transfer any granted stock options.  The table below sets forth the number of options granted to the Named Executive Officers in 2003:

Option Grants in Last Fiscal Year(1)

Individual Grants					Potential realizable value at assumed annual rates of stock price appreciation for option term

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh) (1)	Expiration Date (2)	5%($)	10%($)

J. Hyatt Brown	---	---	---	---	---	---
Jim W. Henderson	100,000	18.52%	$31.56	3/24/2013	1,984,791	5,029,851
Kenneth D. Kirk	56,700	10.50%	$31.56	3/24/2013	1,125,377	2,851,926
Thomas E. Riley	90,381	16.74%	$31.56	3/24/2013	1,793,874	4,546,030
C. Roy Bridges	63,008	11.67%	$31.56	3/24/2013	1,250,577	3,169,209

(1)	Exercise price represents the closing market price of the Company's common stock on January 22, 2003.
(2)

No options granted under the Plan are exercisable upon the expiration of ten (10) years after the effective date of grant of such option.  The effective date of each of these option grants was March 24, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

          The closing market price of our stock underlying the stock options granted under our 2000 Incentive Stock Option Plan for Employees was $32.61 per share as of December 31, 2003. The resulting difference between the year-end market price and the adjusted exercise price per share of $9.67 for options granted in 2000 is $22.94 per share, and the adjusted exercise price per share of $31.56 for options granted in 2003 is $1.05. Therefore, the values at fiscal year-end of unexercised in-the-money options granted to the Named Executed Officers are as set forth in the table below:

	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS AT DECEMBER 31, 2003(#)		VALUE OF UNEXERCISED IN-THE- MONEY OPTIONS AT DECEMBER 31, 2003($)

NAME	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE

J. Hyatt Brown	--	--	$--	$--
Jim W. Henderson	208,096	131,020	4,773,722	816,599
Kenneth D. Kirk	36,444	87,720	836,025	771,134
Thomas E. Riley	20,680	121,401	474,399	806,499
C. Roy Bridges	--	94,028	--	777,757

Long-Term Incentive Plans - Awards in Last Fiscal Year

          Grants of stock under our Stock Performance Plan are intended to provide an incentive for key employees to achieve our long-range performance goals, generally by providing incentives to remain with us for a long period after the grant date and by tying the vesting of the grant to appreciation of our stock price.

          Shares of stock under our Stock Performance Plan were granted to certain of the Named Executive Officers on March 24,  2003, in the amounts shown below:

NAME	AMOUNT OF SHARES GRANTED IN 2003

J. Hyatt Brown	--
Jim W. Henderson	12,855
Kenneth D. Kirk	11,430
Thomas E. Riley	11,430
C. Roy Bridges	11,430

Equity Compensation Plans

          The following table provides information about the Company's stock that may be issued under the Company's equity compensation plans as of December 31, 2003:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders:

Incentive Stock Option Plan	1,113,638		$20.35	per share	774,998
Stock Performance Plan	--	(1)	--	(1)	4,058,917
Employee Stock Purchase Plan	--	(2)	--	(2)	3,333,538

Equity compensation plans not approved by security holders:	N/A		N/A		N/A

None

Total	1,113,638		$20.35	per share	8,167,453

(1)

Under the Company's Stock Performance Plan, grants of Company stock are made which vest upon the grantee's completion of 15 years of continuous service for the Company following the date of grant, or, if earlier, attainment of age 64, death or disability, subject to the satisfaction of other conditions specified by the Compensation Committee of the Board of Directors.  No exercise of outstanding options, warrants or rights occurs at the time that granted shares ultimately vest.  As of December 31, 2003, a total of 3,141,083 shares had been granted under this plan.

(2)

The Company's Employee Stock Purchase Plan enables full-time employees to purchase shares of the Company's stock during the twelve calendar months of each plan year at a price that is 85% of the lesser of the fair market value of the shares as of specified dates on or near (a) the beginning and (b) the end of the plan year.

Employment and Deferred Compensation Agreements

          Effective July 29, 1999, J. Hyatt Brown entered into an Employment Agreement that superseded Mr. Brown's prior agreement with us. The agreement provides that Mr. Brown will serve as Chairman of the Board and Chief Executive Officer. The agreement also provides that upon termination of employment, Mr. Brown will not directly or indirectly solicit any of our clients or employees for a period of three years.

          The agreement requires us to make a payment to an escrow account upon a Change of Control (as defined in the agreement). If, within three years after the date of such Change of Control, Mr. Brown is terminated or he resigns as a result of certain Adverse Consequences (as defined in the agreement). If, within three years after the date of such Change of Control, Mr. Brown is terminated or he resigns as a result of certain Adverse Consequences (as defined in the agreement), the amount in the escrow account will be released to Mr. Brown. The amount of the payment will be equal to two times the following amount: three times the sum of Mr. Brown's annual base salary and most recent annual bonus, multiplied by a factor of one plus the percentage representing the percentage increase, if any, in the price of our common stock between the date of the agreement and the close of business on the first business day following the date the public announcement of the Change of Control is made. Mr. Brown will also be entitled to receive all benefits he enjoyed prior to the Change of Control for a period of three years after the date of termination of his employment.

          As defined in the agreement, a “Change of Control” includes the acquisition by certain parties of 30% or more of our outstanding voting securities, certain changes in the composition of the Board of Directors that are not approved by the incumbent Board, and the approval by our shareholders of a plan of liquidation, certain mergers or reorganizations, or the sale of substantially all of our assets. The “Adverse Consequences” described above generally involve our breach of the agreement, a change in the terms of Mr. Brown's employment, a reduction in our dividend policy, or a diminution in Mr. Brown's role or responsibilities.

          We entered into the agreement with Mr. Brown after determining that it was in our best interests and our shareholders' best interests to retain his services in the event of a threat or occurrence of a Change of Control and thereafter, without alteration or diminution of his continuing leadership role in determining and implementing our strategic objectives. We also recognized that, unlike our other key personnel who participate in our stock performance plan, Mr. Brown does not participate in that plan and would not enjoy the benefit of the immediate vesting of stock interests granted pursuant to that plan in the event of a Change of Control. Brown & Brown or Mr. Brown may terminate his employment at any time with 30 days' notice.

          Jim W. Henderson, C. Roy Bridges, J. Powell Brown, Linda S. Downs, Kenneth D. Kirk, Charles H. Lydecker, J. Scott Penny, Thomas E. Riley, Cory T. Walker, Richard A. Freebourn, Laurel L. Grammig and Thomas M. Donegan, Jr. have each entered into standard employment agreements with us. These agreements may be terminated by either party (in the case of Ms. Downs and Messrs. Henderson and Kirk, upon 30 days' advance written notice). Compensation under these agreements is at amounts agreed upon between us and the employee from time to time. Additionally, for a period of two years following the termination of employment (three years in the case of Ms. Downs and Messrs. Henderson, Powell Brown, Kirk, and Riley), these agreements prohibit the employee from directly or indirectly soliciting or servicing our clients, or soliciting our employees to leave employment with us.

Compensation Committee Interlocks and Insider Participation

          The members of our Compensation Committee during 2003 were Samuel P. Bell, III (Chairman), Bradley Currey, Jr.,  David H. Hughes and Jan E. Smith.  Theodore J. Hoepner resigned from the Committee in October of 2003.

          Samuel P. Bell, III is a partner in the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. and served as Of Counsel to the law firm of Cobb, Cole & Bell (now Cobb & Cole) until August 2002.  Cobb & Cole performed services for us in 2003 and is expected to continue to perform legal services for us during 2004.

          Theodore J. Hoepner is the Vice Chairman of SunTrust Banks, Inc. We have a $75 million revolving credit facility and a $51.4 million outstanding term loan balance at December 31, 2003 with SunTrust Banks, Inc. We expect to continue to use SunTrust Banks, Inc. during 2004 for some of our cash management requirements.  Additionally, SunTrust Robinson Humphrey Capital Markets, a division of SunTrust Capital Markets, Inc., the investment banking subsidiary of SunTrust Banks, Inc., may provide investment banking services to us from time to time.   Mr. Hyatt Brown and Mr. Hughes are both directors of SunTrust Banks, Inc.  Mr. Smith is a director of SunTrust Bank/Gulf Coast and Mr. Hugh Brown is a director of SunTrust Bank of Orlando.  Mr. Powell Brown is a member of the Administrative Board of the SunTrust Center of SunTrust Bank/Central Florida.  For other transactions involving management and us, see “Management - Certain Relationships and Related Transactions.”

          Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

Board Compensation Committee Report on Executive Compensation

          The Company's overall compensation philosophy is as follows:

•	Attract and retain high-quality people, which is crucial to both the short-term and long-term success of the Company;

•	Reinforce strategic performance objectives through the use of incentive compensation programs; and

•	Create a mutuality of interest between the executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

          Base Compensation.  Salary levels for officers other than the Chief Executive Officer are determined or approved by the Chief Executive Officer each year during the first quarter based upon the qualitative performance of each officer during the previous year and guidelines approved by the Compensation Committee.  If an officer has had no change in duties, the percentage of annual salary increases for such officer generally is expected to be approximately 3-5% of the officer's base salary.  Exceptional performance or a change in the officer's responsibilities may merit a larger increase.

          Annual Bonuses.  Bonuses for managers of the Company's Retail Division profit centers are established by the profit center manager from a bonus pool allocated to that manager's profit center through a pre-determined formula.  For 2003, in each Retail Division profit center, the aggregate annual bonuses to be allocated among the employees of that profit center ranged from 0% to 10% of that profit center's operating profit before interest, amortization and profit center bonus. The highest bonus percentage level is not met until the profit center's operating profit percentage is equal to or greater than 28%.  Other divisions of the Company have similar objective measures of bonus potential based on achievement of targeted operating or pre-tax goals.

          The bonuses for the executive officers who are not profit center managers are determined by the Chief Executive Officer based primarily on objective criteria, such as a percentage of the officer's salary, the earnings growth of the Company as a whole, as well as a subjective analysis of the officer's duties and performance.

          Long-Term Compensation.  The Committee may also grant shares of performance stock to officers and other key employees based upon salary levels, sales production levels and performance evaluations.  Grants of performance stock were made in 2003 to certain of the Named Executive Officers, as well as to other non-executive employees of the Company.  See “Executive Compensation - Long-Term Incentive Plans - Awards in Last Fiscal Year.”

          CEO Compensation.  With respect to the salary and bonus of J. Hyatt Brown, the Chairman and Chief Executive Officer of the Company, the Compensation Committee annually sets these amounts by reference to the general operating performance of the Company. The performance criteria most closely examined by the Committee are improvements in the Company's earnings per share and net income, as well as the continuing growth of the Company's business.  The Committee also considers salary levels of chief executive officers in companies similar to the Company and makes adjustments believed appropriate based upon the differences in size of the peer companies as compared with the Company.  The Committee reports the salary and bonus amounts recommended for the Chief Executive Officer to the full Board of Directors and responds to questions, if any.  At that time, the Board may change salary levels or bonus amounts.

          The $1,003,279 bonus recommended by the Committee and approved by the Board (excluding Mr. Brown) reflects the increase of more than 30% in the Company's earnings per share over 2002, as originally reported.

          The financial performance of the Company during 2003 exceeded the expected budgeted levels, and the Committee took this into consideration in establishing compensation levels.

COMPENSATION COMMITTEE

Samuel P. Bell, III (Chairman)
Bradley Currey, Jr.
David H. Hughes
Jan E. Smith

Report of the Audit Committee

          The Audit Committee of the Board of Directors operates pursuant to an Audit Committee Charter adopted by the Company's Board of Directors on June 14, 2000, as amended effective January 21, 2004.  A copy of the Audit Committee Charter is attached as an appendix to this Proxy Statement.

          Each member of the Audit Committee qualifies as “independent” (as that term is defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the NYSE, and as may be modified or supplemented).

          With respect to the fiscal year ended December 31, 2003, the Audit Committee:

          (1)     has reviewed and discussed the Company's audited financial statements with management;

          (2)     has discussed with the independent auditors of the Company the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as may be modified or supplemented;

          (3)     has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountants the independent accountants' independence; and

          Based on the review and discussions with management and the independent auditors referenced above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Jan E. Smith (Chairman)
Bradley Currey, Jr.
David H. Hughes

INFORMATION CONCERNING INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS

          The Audit Committee has selected Deloitte & Touche LLP to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2004.  Representatives of Deloitte & Touche LLP, our independent public auditors, are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by shareholders.

          On April 1, 2002, the Audit Committee authorized us to solicit proposals for selection as our independent public auditor from various public accounting firms, including our incumbent auditor, Arthur Andersen LLP.  Arthur Andersen LLP declined to seek re-selection as our independent public auditor.  On June 14, 2002, our Board of Directors, upon the recommendation of our Audit Committee, selected Deloitte & Touche LLP to replace Arthur Andersen LLP as our independent public auditor.

          Arthur Andersen LLP's reports on our financial statements as and for the fiscal years ended December 31, 2001 and 2000, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  During the two fiscal years ended December 31, 2001 and the subsequent interim period preceding Arthur Andersen LLP's declination to seek re-selection, (1) there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, and (2) Arthur Andersen LLP has not advised us of any reportable events as defined in paragraphs (A) through (D) of Regulation S-K Item 304(a)(1)(v).

          During the two fiscal years ended December 31, 2001, and the subsequent interim period preceding Arthur Andersen LLP's declination to seek re-selection, Deloitte & Touche LLP was not consulted by us, or by anyone on our behalf, regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

          We incurred the following fees for services performed by Arthur Andersen LLP for fiscal year 2002 and by Deloitte & Touche LLP for fiscal years 2002 and 2003:

AUDIT AND NON-AUDIT FEES

Audit Fees

          The aggregate fees billed to us by Deloitte & Touche LLP for professional audit services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2003 and 2002, and the review of financial statements included in our Form 10-Qs for these fiscal years, were $213,409 and $224,940, respectively. Fees for Arthur Andersen LLP's reviews of the financial statements included in our quarterly report on Form 10-Q for the first quarter of 2002 totaled $17,700, all of which had been billed and paid as of March 5, 2003.

Audit-Related Fees

          The aggregate fees billed to us by Arthur Andersen LLP in the fiscal year ended December 31, 2002, for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees” totaled $146,500, which consisted of audit-related fees for assistance in connection with registration statement filings, benefit plan audits, and our public offering of 5,000,000 shares of our common stock in March 2002.

          The aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2003 and 2002 for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees,” totaled $11,862 and $9,500, respectively.  For 2003, the fees in this category consisted of audit-related fees for the performance of audits and attestation services not required by statute or regulations, audits of our benefit plans, registration statement filings related to our benefit plans, due diligence related to mergers and acquisitions, and accounting consultations regarding the application of accounting principles generally accepted in the United States of America (GAAP)  to proposed transactions; for 2002, the fees in this category consisted of audit-related fees for audits of our benefit plans.

Tax Fees

          No fees in this category were billed to us by Deloitte & Touche LLP for the fiscal year ended December 31, 2003.  For the fiscal year ended December 31, 2002, the aggregate fees billed to us by Deloitte & Touche LLP for federal tax compliance and review of federal tax returns was $19,390.

All Other Fees

          No fees in this category were billed to us by Arthur Andersen LLP for the fiscal year ended December 31, 2002, or by Deloitte & Touche LLP for the fiscal years ended December 31, 2003 and 2002.

          Our Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

Audit Committee Policy for Pre-Approval of Independent Auditor Services

          Our Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor pursuant to the Audit Committee's pre-approval policies and procedures in order to assure that the provision of such services does not impair the auditor's independence.  The Audit Committee requires that any proposed engagement of the independent auditor to perform services in addition to those approved in connection with the annual engagement letter entered into with the independent auditor must be considered and approved in advance by the Audit Committee, except that the Audit Committee has authorized management to engage the independent auditor to perform services which, in management's judgment, the independent auditor is best qualified to perform, so long as any such engagements (a) do not involve services identified by the SEC as prohibited non-audit services; (b) involve no more than $50,000 in the aggregate on an annual basis: and (c) are subject to ratification by the Audit Committee following full disclosure of the nature and extent of the engagement at its next regularly scheduled quarterly meeting.  Any proposed services exceeding the referenced pre-approved cost level require specific pre-approval by the Audit Committee.

PERFORMANCE GRAPH

          The following graph is a comparison of five-year cumulative total stockholder returns for our common stock as compared with the cumulative total stockholder return for the Standard & Poor's 500 Index, and a group of peer insurance broker and agency companies (Aon Corporation, Arthur J. Gallagher & Co., Hilb, Rogal and Hamilton Company, and Marsh & McLennan Companies, Inc.)  The returns of each company have been weighted according to their respective stock market capitalizations as of December 31, 1998 for the purposes of arriving at a peer group average. The total return calculations are based upon an assumed $100 investment on December 31, 1998, with all dividends reinvested.

          We caution that the stock price performance shown in the graph should not be considered indicative of potential future stock price performance.

PROPOSAL 1 - ELECTION OF DIRECTORS

          The nine nominees for election as directors at the Meeting are J. Hyatt Brown, Samuel P. Bell, III, Hugh M. Brown, Bradley Currey, Jr., Jim W. Henderson, Theodore J. Hoepner, David H. Hughes, John R. Riedman and Jan E. Smith.  Information concerning each of the nominees is set forth under the caption “Management - Directors and Executive Officers.” All nominees are now members of the Board of Directors.  Nomination of all nominees is for a one-year term until the next Annual Meeting of Shareholders.

          Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present.  Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees.  Should any nominee become unable or unwilling to accept nomination or election for any reason, it is expected that the resulting vacancy will not immediately be filled.  All nominees have consented to being named in the proxy statement and to serve if elected.  If any nominee for election as a director shall become unable to serve as a director, then proxies will be voted for such substitute nominee as the Nominating/Corporate Governance Committee of the Board of Directors may nominate.

PROPOSALS OF SHAREHOLDERS

          Proposals of shareholders intended to be presented at the 2005 Annual Meeting of Shareholders must be received by us no later than November 17, 2004 to be included in our proxy statement and form of proxy related to that meeting.  Shareholders who intend to present a proposal at the 2005 Annual Meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal to us no later than February 1, 2005.  We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

          Our 2003 Annual Report to Shareholders accompanies this proxy statement.  We will provide to any shareholder, upon the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. Any such request should be directed to Brown & Brown, Inc., 401 East Jackson Street, Suite 1700, Tampa, Florida 33602, Attention: Corporate Secretary. No charge will be made for copies of such annual report; however, a reasonable charge will be made for copies of the exhibits.

          Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to shareholders who share an address, unless we have received contrary instructions from one or more of such shareholders.  We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of these documents has been delivered upon our receipt of a written or oral request from that shareholder directed to the address shown above, or to us at 813-222-4182.  Any shareholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of these materials in the future, or any shareholders sharing an address and receiving multiple copies of these materials who wish to share a single copy of these documents in the future should also notify us at the address shown above.

          The material referred to in this proxy statement under the captions “Performance Graph,” “Board Compensation Committee Report on Executive Compensation,” and “Report of the Audit Committee” shall not be deemed soliciting material or otherwise deemed filed, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

By Order of the Board of Directors

Laurel L. Grammig
Secretary

Tampa, Florida
March 15, 2004

APPENDIX

Brown & Brown, Inc.

AUDIT COMMITTEE CHARTER

I.  Organization and Purpose of the Audit Committee

The Audit Committee (the “Committee”) is a committee of the Board of Directors (“Board”) of Brown & Brown, Inc. (the “Company”).  The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to  (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with certain legal and regulatory requirements, (3) the qualifications and independence of the Company’s independent auditors, (4) the performance of the Company’s independent auditors and the Company’s internal audit function, (5) the Company’s systems of internal controls regarding finance and accounting established by management and the board, and (6) the Company’s auditing, accounting, and financial reporting processes generally.  The Company’s independent auditors, in their capacity as independent public accountants, shall be responsible to the Board and the Committee as representatives of the shareholders.  The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditors, internal auditors and management of the Company.  In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

II.  Composition of the Committee

          A.     The Committee shall be composed entirely of independent directors.  The membership of the Committee shall consist of at least three directors, each of whom shall satisfy the independence, financial literacy and experience requirements of the Securities Exchange Act of 1934, as amended (the “Act”), and the New York Stock Exchange, and all other applicable laws and regulations with respect to audit committees in effect from time to time, including, without limitation, Section 10A(m)(3) of the Act and the rules and regulations of the Securities and Exchange Commission (“SEC”), as well as the requirements of the Company's Corporate Governance Guidelines.

          B.     Members of the Committee shall be appointed annually by the Board and shall hold office until the earlier of (1) the appointment of their respective successors, (2) the end of their service as a director of the Company (whether through resignation, removal, expiration of term, or death), (3) their removal by vote of the Board; or (4) their resignation from the Committee.  The chairperson of the Committee may be selected by the Board or, no such selection is made by the Board, the Committee members may elect a chairperson by vote of a majority of the full Committee.

          C.     At least one member of the Committee shall (i) have “accounting or related financial management expertise” (within the meaning of such term as defined from time to time by the New York Stock Exchange) by the deadlines established by the New York Stock Exchange from time to time for having a member with such expertise as determined by the Board, and (ii) be an “audit committee financial expert” (as such term may be defined by the Securities and Exchange Commission).

          D.     No member of the Committee may serve on the audit committees of more than three public companies, including the Company, unless the Board has determined that such simultaneous service would not impair the ability of such member to serve effectively on the Committee.

          E.     No member of the Committee may accept any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof, other than in the member's capacity as a member of the board of directors and as the chairperson or as a member of any Board committee.

III.  Responsibilities of the Committee

The Committee shall perform all duties required by the Act, the listing standards of the New York Stock Exchange, and any other applicable laws and regulations.  The following shall be the principal recurring responsibilities of the Committee in carrying out its oversight responsibilities:

•

Directly select, appoint, retain, compensate, terminate and oversee the work of the Company’s independent auditors, including the approval of all audit engagement fees and terms and resolution of disagreements between management and the independent auditor regarding financial reporting.

•

Review in advance, and grant any appropriate pre-approvals of, (1) all auditing services to be performed by the independent auditor and (2) all non-audit services to be provided by the independent auditor as permitted under the Securities Exchange Act of 1934, including the adoption by the Committee of any policies and procedures detailing services that the independent auditors are permitted to provide to the Company without specific advance approval by the Committee (of which services the Committee shall be informed at its next meeting), except that the Committee's pre-approval for non-audit services is not required to the extent such non-audit services meet the de minimus exception requirements of Section 10A(i)(1)(B) of the Act.  The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals, provided that the decisions of any member to whom authority is delegated shall be presented to the Committee at its next meeting.

•

Review and approve disclosures required to be included in Securities and Exchange Commission periodic reports filed under the Securities Exchange Act of 1934 with respect to non-audit services provided by the independent auditor.

•

On an annual basis, review and discuss with the independent auditor all relationships between the independent auditor and the Company in order to evaluate the independent auditor’s continued independence.  The Committee shall ensure annual receipt of a formal written statement from the independent auditor consistent with the standards set by the Independence Standards Board and shall discuss with the independent auditor all relationships or services that may affect auditor independence or objectivity.

•

At least annually, obtain and review a report by the independent auditor describing (1) the independent auditor’s internal quality control procedures and (2) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

•	Review all reports required to be submitted by the independent auditor to the Committee under the Securities Exchange Act of 1934.

•

Evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of the lead partner of the independent auditor, and taking into account the opinions of management and the Company’s internal auditors, and present its conclusions with respect to the independent auditor to the full Board.

•

Confirm that the lead audit partner, or the audit partner responsible for reviewing the audit, of the independent auditor has not performed audit services for the Company for each of the five previous fiscal years.

•

Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under the section in any filing with the Securities and Exchange Commission entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discuss earnings press releases (including the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.  It is anticipated that these discussions may include quality of earnings, discussions of significant items subject to estimate, consideration of the suitability of accounting principles, audit adjustments (whether or not recorded), and such other inquiries as may be deemed appropriate by the Committee.

•

Prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement and any other Committee reports required by applicable securities laws or stock exchange listing requirements or rules.

•

Discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken, including discussion of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Meet separately in person or telephonically, periodically, with management, with internal auditors and with the independent auditor.

•

Review with the independent auditor any audit problems or difficulties (including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management) and management’s response.

•	Periodically discuss the responsibilities, budget and staffing of the Company’s internal audit function, and annually review the proposed audit plans for the coming year.

•	Periodically discuss with management and the independent auditor the quality and adequacy of the Company's internal controls.

•	Set hiring policies for employees or former employees of the independent auditor.

•

Establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•

Report regularly to the board of directors, by means of written or oral reports, submission of minutes of Committee meetings or otherwise, from time to time or whenever it shall be called upon to do so,  including a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the Company’s internal audit function.

•	Review this charter annually for possible revision.

IV.  Authority and Resources of the Committee

The Committee has the sole authority to hire and fire independent auditors and to approve any significant non-audit relationship with the independent auditors.

The Committee shall have the authority to retain outside legal, accounting or other advisors, as it determines necessary to carry out it duties, and shall be provided adequate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any independent legal, accounting or other advisors retained to advise the Committee, as well as for payment of ordinary administrative expenses necessary or appropriate to the performance of its duties.

V.  Interpretations and Determinations

The Committee shall have the power and authority to interpret this Charter and make any determinations as to whether any act taken has been taken in compliance with the terms hereof.

VI.   Evaluation

An annual performance evaluation of the Committee shall be conducted, and the results of such evaluation shall be reported to the Board.

VII.   Disclosure

This Charter shall be made available on the Company’s website.

BROWN & BROWN, INC.

Annual Meeting of Shareholders
Hilton Daytona Beach Oceanfront Resort
Atlantic Room
2637 S. Atlantic Avenue
Daytona Beach, Florida

Thursday, April 22, 2004
9:00 a.m.

€ FOLD AND DETACH HERE €

BROWN & BROWN, INC.
Proxy Solicited on Behalf of the Board of Directors for the
Annual Meeting of Shareholders to be Held April 22, 2004

     The undersigned hereby appoints Laurel L. Grammig and Cory T. Walker and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of Brown & Brown, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

A vote FOR proposal 1 is recommended by the Board of Directors.

1.	ELECTION OF DIRECTORS	FOR all nominees listed below	WITHHOLD AUTHORITY
		(except as marked to the contrary below)❒	to vote for all nominees listed below ❒

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

J. Hyatt Brown; Samuel P. Bell, III; Hugh M. Brown; Bradley Currey, Jr.; Jim W. Henderson; Theodore J. Hoepner; David H. Hughes; John R. Riedman; Jan E. Smith

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

I will be attending the Annual Meeting   ❒    Print name below

Persons who do not indicate attendance at the Annual Meeting on this proxy card may be required to present proof of stock ownership to attend.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR Proposal 1.

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated:	__________________________, 2004

Signature:	__________________________________

Signature:	__________________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.